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                                                                  EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Cendant Corporation on Form S-8 of our report dated September 28, 1998 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement as described in Note 3, certain litigation as described in
Note 17, and the change in method of recognizing revenue and membership solicitation costs as described in Notes 2 and 3), appearing in the Annual Report on Form 10-K/A of Cendant Corporation for the year ended December 31, 1997.


DELOITTE & TOUCHE LLP


Parsipanny, New Jersey
December 18, 1998